UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

FEBRUARY 23, 2005

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 MUNSON ROAD FARMINGTON, CONNECTICUT		06032
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously announced by Magellan Health Services, Inc. (the “Company”) on December 8, 2004, the Company was informed by Aetna Inc. (“Aetna”) that Aetna planned to not renew as of December 31, 2005 the Company’s contract to manage the behavioral health of Aetna members (the “Contract”) and in connection with such expiration to exercise its option to purchase, on December 31, 2005, certain assets of the Company used in the management of behavioral health services for Aetna’s members (the “Aetna Assets”).   As part of the Company’s Plan of Reorganization (the “Plan”) in connection with its proceedings under chapter 11of Title 11 of the United States Bankruptcy Code from which the Company emerged on January 5, 2004, the Company and Aetna extended the Contract through December 31, 2005 and provided that Aetna had an option at that time to purchase the Aetna Assets pursuant to an asset purchase agreement that was agreed to as part of the Contract and the Plan (the “Asset Purchase Agreement”) and which contains terms and conditions customary in transactions of this type.  On February 23, 2005, the Company and Aetna executed the Asset Purchase Agreement.  As previously reported, the purchase price for the Aetna Assets is based in part on the number of Magellan providers who agree to provide services to Aetna and is estimated to be approximately $50 million to $55 million.  Also, the Company plans to repay its outstanding $49 million note to Aetna on December 31, 2005.  The Asset Purchase Agreement between the Company and Aetna is attached as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(C) Exhibits

10.1 Asset Purchase Agreement by and between Magellan Health Services, Inc. and Aetna Inc. dated February 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

	By:	/s/ Mark S. Demilio
Name: Mark S. Demilio
		Title:	Executive Vice President and
Chief Financial Officer
Dated: February 24, 2005

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End of Filing